Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES JUNE 30, 2023 FINANCIAL RESULTS
AND DECLARES THIRD QUARTER 2023 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — July 25, 2023 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a third quarter 2023 dividend of $0.48 per share. The third quarter 2023 dividend is payable on September 29, 2023 to stockholders of record as of September 15, 2023.

JUNE 30, 2023 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2023.

OPERATING RESULTS

	Q2-23(1)		Q2-22(1)
(dollar amounts in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share
GAAP net income per share(2)(3)		$0.61		$0.22
Core EPS(4)		$0.58		$0.46
Dividends declared and payable		$0.48		$0.45	(5)
Net investment income(2)	$314	$0.57	$257	$0.52
Net realized losses(2)	$(81)	$(0.15)	$(3)	$(0.01)
Net unrealized gains (losses)(2)	$98	$0.19	$(143)	$(0.29)
GAAP net income(2)(3)	$331	$0.61	$111	$0.22

	As of
(dollar amounts in millions, except per share data)	June 30, 2023	December 31, 2022
Portfolio investments at fair value	$21,496	$21,780
Total assets	$22,231	$22,398
Stockholders’ equity	$10,354	$9,555
Net assets per share	$18.58	$18.40
Debt/equity ratio	1.10x	1.29x
Debt/equity ratio, net of available cash(6)	1.07x	1.26x
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(1)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(2)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months ended June 30, 2023 and 2022 were approximately 547 million and 494 million, respectively.

(3)Ares Capital’s diluted GAAP net income per share for the three months ended June 30, 2023 and 2022 was $0.59 and $0.22, respectively. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three months ended June 30, 2023 and 2022 were approximately 567 million and 514 million shares, respectively, which includes approximately 20 million shares for each period related to the assumed conversion of outstanding convertible notes.

(4)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of GAAP net income, the most directly comparable GAAP financial measure, to Core EPS are set forth in Schedule 1 hereto.

(5)Includes an additional dividend of $0.03 per share paid on June 30, 2022 to stockholders of record as of June 15, 2022.

(6)Computed as total principal debt outstanding less available cash divided by stockholders’ equity. Available cash excludes restricted cash as well as cash held for uses specifically designated for paying interest and expenses on certain debt.

“We reported another strong quarter with year-over-year growth in our GAAP and Core earnings per share driven by rising portfolio yields, increased investment activity and continued stable credit quality,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “We believe that our scale, relationships and deep sourcing capabilities leave us well-positioned to capitalize on the growing demand for flexible capital from the middle market.”

“Our strong balance sheet and liquidity enable us to take advantage of the compelling investment opportunities currently available and to further build upon our strong track record of performance,” said Penni Roll, Chief Financial Officer of Ares Capital. “To illustrate the consistency of our performance, this quarter marks our 56th consecutive quarter where we have declared a steady or increased regular quarterly dividend for our shareholders.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q2-23	Q2-22
Portfolio Activity During the Period:
Gross commitments	$1,218	$3,109
Exits of commitments	$1,138	$1,085

Portfolio Information:
	As of
	June 30, 2023	December 31, 2022
Portfolio investments at fair value	$21,496	$21,780
Fair value of accruing debt and other income producing securities(7)	$19,062	$19,493
Number of portfolio company investments	475	466
Percentage of floating rate securities at fair value(8)	68%	71%
Weighted average yields on debt and other income producing securities(9):
At amortized cost	12.2%	11.6%
At fair value	12.5%	11.9%
Weighted average yields on total investments(10):
At amortized cost	11.0%	10.5%
At fair value	11.1%	10.6%

Asset class percentage at fair value
First lien senior secured loans	42%	43%
Second lien senior secured loans	18%	18%
Subordinated certificates of the SDLP	6%	6%
Senior subordinated loans	5%	5%
Preferred equity	10%	9%
Ivy Hill Asset Management, L.P.(11)	10%	10%
Other equity	9%	9%
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(7)Including the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”).

(8)Including Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(9)Weighted average yields on debt and other income producing securities are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(10)Weighted average yields on total investments are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(11)Includes Ares Capital’s subordinated loan and equity investments in IHAM, as applicable.

In the second quarter of 2023, Ares Capital made new investment commitments of approximately $1.2 billion, of which approximately $1.0 billion were funded. New investment commitments included 13 new portfolio companies and 33 existing portfolio companies. As of June 30, 2023, 225 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $1.2 billion in new commitments made during the second quarter of 2023, 70% were in first lien senior secured loans, 13% were in second lien senior secured loans, 4% were in subordinated certificates of the Senior Direct Lending Program (the “SDLP”), 7% were in preferred equity and 6% were in other equity. Of these commitments, 73% were in floating rate debt securities, of which 92% contained interest rate floors and 6% were in the subordinated certificates of the SDLP. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the second quarter of 2023, Ares Capital funded approximately $315 million related to previously existing unfunded revolving and delayed draw loan commitments.

Also in the second quarter of 2023, Ares Capital exited approximately $1.1 billion of investment commitments, including approximately $39 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 54% were first lien senior secured loans, 21% were second lien senior secured loans, 15% were Ares Capital’s subordinated loan investment in IHAM, 4% were subordinated certificates of the SDLP, 2% were senior subordinated loans, 2% were preferred equity and 2% were other equity. Of the approximately $1.1 billion of exited investment commitments, 85% were floating rate, 10% were on non-accrual status and 5% were non-income producing.

As of June 30, 2023 and December 31, 2022, the weighted average grade of the portfolio at fair value was 3.1 and 3.2, respectively, and loans on non-accrual status represented 2.1% of the total investments at amortized cost (or 1.1% at fair value) and 1.7% at amortized cost (or 1.1% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the Securities and Exchange Commission (“SEC”) on July 25, 2023.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2023, Ares Capital had $411 million in cash and cash equivalents and $11.4 billion in total aggregate principal amount of debt outstanding ($11.4 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $4.4 billion available for additional borrowings under its existing credit facilities as of June 30, 2023.

In April 2023, Ares Capital entered into an agreement to amend its senior secured revolving credit facility (as amended, the “Revolving Credit Facility”). The amendment, among other things, (a) extended the expiration of the revolving period and maturity date for lenders electing to extend their $2.9 billion of revolving commitments to April 19, 2027 and April 19, 2028, respectively, and (b) extended the stated maturity date for $908 million of the lenders electing to extend their term loan commitments to April 19, 2028.The revolving periods and maturity dates for lenders who elected not to extend their revolving commitments and term loan commitments remain unchanged. For more information on the Revolving Credit Facility, see “Part I—Item 1. Financial Statements—Note 5 in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on July 25, 2023.

In April 2023, Ares Capital and ARCC FB Funding LLC (“AFB”), a wholly owned subsidiary of Ares Capital, entered into an agreement to amend AFB’s revolving funding facility (the “BNP Funding Facility”). The amendment, among other things, (a) increased the commitments under the BNP Funding Facility from $500 million to $790 million, (b) extended the end of the reinvestment period from June 11, 2023 to April 20, 2026, (c) extended the stated maturity date from June 11, 2025 to April 20, 2028 and (d) adjusted the interest rate charged on the BNP Funding Facility from an applicable SOFR or a "base rate" (as defined in the BNP Funding Facility) plus a margin of (i) 2.30% during the reinvestment period and (ii) 2.80% following the reinvestment period to an applicable SOFR or a "base rate" plus a margin of (i) 2.80% during the reinvestment period and (ii) 3.30% following the reinvestment period.

In April 2023, Ares Capital’s board of directors authorized an amendment to Ares Capital’s stock repurchase program to increase the total authorized amount under the program from $500 million to $1.0 billion. Under the stock repurchase program, Ares Capital may repurchase up to $1.0 billion in the aggregate of its outstanding common stock in the open market at a price per share that meets certain thresholds below its net asset value per share, in accordance with the guidelines specified in Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The timing, manner, price and amount of any share repurchases will be determined by Ares Capital, in its discretion, based upon the evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors.

In April 2023, Ares Capital entered into separate equity distribution agreements with several banks (the “Equity Distribution Agreements”). During the three months ended June 30, 2023, Ares Capital issued and sold approximately 12.1 million shares of common stock under the Equity Distribution Agreements, with net proceeds totaling approximately $226.8 million, after giving effect to sales agents’ commissions and certain estimated offering expenses.

SECOND QUARTER 2023 DIVIDENDS PAID

On April 25, 2023, Ares Capital announced that its Board of Directors declared a second quarter 2023 dividend of $0.48 per share for a total of approximately $266 million. The second quarter 2023 dividend was paid on June 30, 2023 to stockholders of record as of June 15, 2023.

RECENT DEVELOPMENTS

From July 1, 2023 through July 19, 2023, Ares Capital made new investment commitments of approximately $211 million, of which $119 million were funded. Of these new commitments, 38% were in first lien senior secured loans, 13% were in second lien senior secured loans and 49% were in preferred equity. Of the approximately $211 million of new investment commitments, 51% were floating rate and 49% were fixed rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 11.3% and the weighted average yield on total investments funded during the period at amortized cost was 11.3%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From July 1, 2023 through July 19, 2023, Ares Capital exited approximately $118 million of investment commitments, including $4 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 47% were first lien senior secured loans, 29% were investments in the SDLP Certificates, 22% were preferred equity and 2% were second lien senior secured loans. All of the approximately $118 million of exited investment commitments were floating rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 13.5% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 13.5%. Of the approximately $118 million of investment commitments exited from July 1, 2023 through July 19, 2023, Ares Capital did not recognize any realized gains or losses and there were no realized gains or losses recognized from the sale of loans to IHAM or certain vehicles managed by IHAM.

In addition, as of July 19, 2023, Ares Capital had an investment backlog and pipeline of approximately $425 million and $45 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares

Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, July 25, 2023 at 11:00 a.m. (Eastern Time) to discuss its quarter ended June 30, 2023 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (877) 407-0312. International callers can access the conference call by dialing +1 (201) 389-0899. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through August 22, 2023 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (877) 660-6853 and to international callers by dialing +1 (201) 612-7415. For all replays, please reference access code 13738840. An archived replay will also be available through August 22, 2023 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often leads to economic growth and employment. Ares Capital believes its loans and other investments in these companies can generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of June 30, 2023. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	June 30, 2023	December 31, 2022
ASSETS	(unaudited)
Total investments at fair value (amortized cost of $21,686 and $22,043, respectively)	$21,496	$21,780
Cash and cash equivalents	411	303
Restricted cash	42	34
Interest receivable	181	176
Receivable for open trades	5	4
Other assets	81	81
Operating lease right-of-use asset	15	20
Total assets	$22,231	$22,398
LIABILITIES
Debt	$11,371	$12,210
Base management fees payable	79	79
Income based fees payable	79	81
Capital gains incentive fees payable	33	35
Interest and facility fees payable	87	105
Payable to participants	42	34
Payable for open trades	6	22
Accounts payable and other liabilities	121	167
Secured borrowings	35	79
Operating lease liabilities	24	31
Total liabilities	11,877	12,843
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 1,000 and 700 common shares authorized, respectively; 557 and 519 common shares issued and outstanding, respectively	1	1
Capital in excess of par value	10,273	9,556
Accumulated undistributed (overdistributed) earnings	80	(2)
Total stockholders’ equity	10,354	9,555
Total liabilities and stockholders’ equity	$22,231	$22,398
NET ASSETS PER SHARE	$18.58	$18.40

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
INVESTMENT INCOME
Interest income from investments	$476	$319	$946	$629
Capital structuring service fees	21	32	31	62
Dividend income	123	119	244	207
Other income	14	9	31	21
Total investment income	634	479	1,252	919

EXPENSES
Interest and credit facility fees	141	101	280	194
Base management fees	79	75	158	148
Income based fees	79	57	155	108
Capital gains incentive fees	4	(29)	(2)	(27)
Administrative fees	3	2	6	6
Other general and administrative	8	6	15	12
Total expenses	314	212	612	441
NET INVESTMENT INCOME BEFORE INCOME TAXES	320	267	640	478
Income tax expense, including excise tax	6	10	8	23
NET INVESTMENT INCOME	314	257	632	455
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized (losses) gains	(81)	(3)	(131)	55
Net unrealized gains (losses)	98	(143)	108	(140)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	17	(146)	(23)	(85)
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	—	—	(48)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$331	$111	$609	$322
NET INCOME PER COMMON SHARE:
Basic	$0.61	$0.22	$1.13	$0.66
Diluted	$0.59	$0.22	$1.10	$0.65
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	547	494	541	487
Diluted	567	514	561	507

SCHEDULE 1

Reconciliations of GAAP net income per share to Core EPS

Reconciliations of GAAP net income per share, the most directly comparable GAAP financial measure, to Core EPS for the three and six months ended June 30, 2023 and 2022 are provided below.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP net income per share(1)(2)	$0.61	$0.22	$1.13	$0.66
Adjustments:
Net realized and unrealized (gains) losses(1)	(0.04)	0.30	0.04	0.27
Capital gains incentive fees attributable to net realized and unrealized gains and losses(1)	0.01	(0.06)	—	(0.06)
Income tax expense (benefit) related to net realized gains and losses(1)	—	—	(0.02)	0.01
Core EPS(3)	$0.58	$0.46	$1.15	$0.88
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(1)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three and six months ended June 30, 2023 were approximately 547 million and 541 million, respectively, and approximately 494 million and 487 million, respectively, for the comparable periods in 2022.

(2)Ares Capital’s diluted GAAP net income per share for the three and six months ended June 30, 2023 was $0.59 and $1.10, respectively, and $0.22 and $0.65, respectively, for the comparable periods in 2022. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three and six months ended June 30, 2023 were approximately 567 million and 561 million, respectively, which includes approximately 20 million shares for each period related to the assumed conversion of outstanding convertible notes. The weighted average shares outstanding for the purpose of calculating the diluted GAAP net income per share for the three and six months ended June 30, 2022 were approximately 514 million and 507 million, respectively, which includes approximately 20 million shares for each period related to the assumed conversion of outstanding convertible notes.

(3)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.